DISTRIBUTION AND SERVICE PLAN

EXHIBIT A

Fund	Effective Date

Nuveen (f/k/a NuShares) Enhanced Yield U.S. Aggregate Bond ETF	August 2, 2016

Nuveen (f/k/a NuShares) Short-Term REIT ETF	December 5, 2016

Nuveen (f/k/a NuShares) ESG Large-Cap Growth ETF	December 7, 2016

Nuveen (f/k/a NuShares) ESG Large-Cap Value ETF	December 7, 2016

Nuveen (f/k/a NuShares) ESG Mid-Cap Growth ETF	December 7, 2016

Nuveen (f/k/a NuShares) ESG Mid-Cap Value ETF	December 7, 2016

Nuveen (f/k/a NuShares) ESG Small-Cap ETF	December 7, 2016

Nuveen (f/k/a NuShares) Enhanced Yield 1-5 Year U.S. Aggregate Bond ETF	March 9, 2017

Nuveen (f/k/a NuShares) ESG Emerging Markets Equity ETF	May 16, 2017

Nuveen (f/k/a NuShares) ESG International Developed Markets Equity ETF	May 16, 2017

Nuveen (f/k/a NuShares) ESG U.S. Aggregate Bond ETF	September 24, 2017

Nuveen ESG Large Cap ETF	June 4, 2019

Nuveen ESG High Yield Corporate Bond ETF	September 20, 2019

Last updated: September 3, 2019

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